UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

December 14, 2023

Dear Shareholder,

You are cordially invited to our Extraordinary General Meeting of Shareholders (“EGM”) to be held at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland on January 30, 2024 at 3.00 p.m., Irish time (10.00 a.m., Eastern Time).

The purpose of the EGM is to ask shareholders to grant the board of directors the power under Irish law to issue an additional 5,000,000 ordinary shares for cash without first having to offer those shares to existing shareholders under pre-emptive rights that would otherwise apply to such issuances (referred to in this letter as the "pre-emption proposal").

As described in the accompanying proxy statement, the pre-emption proposal is required as a matter of Irish law and is not otherwise applicable to the non-Irish, Nasdaq listed companies with which we compete. The granting of this power would merely place us on par with other Nasdaq-listed companies and provide us with the flexibility to undertake the capital raising that we believe may be necessary from time to time. We strongly believe that having the option to quickly take advantage of opportunities to raise capital through share issuances for cash, to fund the continued execution of our business plans and strategies beyond the second quarter of 2024, is critical to our success including our ability to bring oral sulopenem, if approved, to the market. Without the disapplication of pre-emption rights, our ability to raise additional capital for cash is severely limited which in itself may impact our ability to execute other corporate, strategic, financial and financing alternatives.

After evaluating our expected short-term capital requirements and shareholder feedback following the extraordinary meeting of shareholders held in August 2023, we have significantly reduced the number of additional ordinary shares that we are seeking to be able to issue for cash without shareholder pre-emptive rights from 60,000,000 ordinary shares, to no more than 5,000,000 ordinary shares in our pre-emption proposal . We also reduced the duration of the requested authority from five years to 18 months. We believe that our current pre-emption proposal represents an appropriate balance between our need to flexibly execute on our business plans and strategy in the short term and shareholder concerns around dilution resulting from issuances of our ordinary shares for cash.

The enclosed Notice of EGM and the accompanying proxy statement set forth more detail on the pre-emption proposal that will be presented at the meeting. Our board of directors unanimously recommends a vote “FOR” Proposal No. 1 as set forth in the proxy statement.

We hope that you will participate in the meeting by voting through acceptable means as described in this proxy statement as promptly as possible. Your vote is important – so please exercise your right.

Sincerely,

____________________________

Corey N. Fishman

President and Chief Executive Officer

This proxy statement and the enclosed proxy card are being made available to shareholders on or about December 14, 2023.

ITERUM THERAPEUTICS PLC

Fitzwilliam Court, 1st Floor

Leeson Close

Dublin 2

Ireland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

to be held on January 30, 2024

An Extraordinary General Meeting of Shareholders (the “EGM”) of Iterum Therapeutics plc, an Irish public limited company (the “Company”), will be held on January 30, 2024, beginning at 3.00 p.m., Irish time (10.00 a.m., Eastern Time), at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland to consider and act upon the following matters:

1.
To grant the board of directors authority under Irish law to allot and issue an additional 5,000,000 shares (including rights to acquire such shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. We refer to this proposal as the pre-emption proposal.
2.
To conduct any other business properly brought before the EGM or any adjournment or postponement thereof.

Proposal No. 1 is a special resolution requiring at least 75% of the votes cast at the meeting to be approved. Proposal No.1 is more fully described in this proxy statement.

Shareholders of record at the close of business on December 12, 2023 will be entitled to notice of and to vote at the EGM or any adjournment or postponement thereof. Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials to many of our shareholders via the Internet, in accordance with rules adopted by the Securities and Exchange Commission. If you received only a Notice of Internet Availability of Proxy Materials, ("Notice"), by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote online or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. The Notice is being mailed to our shareholders on or about December 14, 2023 and sent by e-mail to our shareholders who have opted for such means of delivery on or about December 14, 2023.

By order of the Board of Directors,

_________________________

Louise Barrett

Secretary

Dublin, Ireland

December 14, 2023

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YOU MAY OBTAIN ADMISSION TO THE EGM BY IDENTIFYING YOURSELF AT THE EGM AS A SHAREHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A "LEGAL PROXY" OR A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON DECEMBER 12, 2023 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE EGM, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE PROVIDED ENVELOPE. TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE EGM, NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

A SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE EGM IS ENTITLED, USING THE PROXY CARD PROVIDED (OR IN THE FORM IN SECTION 184 OF THE IRISH COMPANIES ACT 2014), TO APPOINT ONE OR MORE PROXIES TO ATTEND, SPEAK AND VOTE INSTEAD OF HIM OR HER AT THE EGM. A PROXY NEED NOT BE A SHAREHOLDER OF RECORD.

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ITERUM THERAPEUTICS PLC

Fitzwilliam Court, 1PstP Floor

Leeson Close

Dublin 2

Ireland

PROXY STATEMENT FOR AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 30, 2024 AT 3 Dublin Landings, North Wall Quay, Dublin 1, IRELAND

Important Notice Regarding the Availability of Proxy Materials

for an Extraordinary General Meeting of Shareholders

to be held on January 30, 2024

This proxy statement is available at

https://central.proxyvote.com/pv/web

for viewing, downloading and printing.

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about December 14, 2023, we will mail a Notice of Internet Availability of Proxy Materials ("Notice"), to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and view instructions on how to vote via the Internet or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

INFORMATION ABOUT AN Extraordinary General Meeting and voting

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "board of directors" or the "board") of Iterum Therapeutics plc (the "Company," "Iterum," "we" or "us") for use at an Extraordinary General Meeting of Shareholders (the "EGM") to be held on January 30, 2024, beginning at 3.00 p.m., Irish time (10.00 a.m., Eastern Time), at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland and at any adjournment or postponement thereof. On December 12, 2023, the record date for the determination of shareholders entitled to vote at the EGM, there were issued, outstanding and entitled to vote an aggregate of 13,435,388 of our ordinary shares, nominal value $0.01 per share ("ordinary shares"). Each ordinary share entitles the record holder thereof to one vote on the matter to be voted on at the EGM.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the "record holder" of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)
You may vote over the Internet. You may vote your shares by following the "Online" instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card. The internet voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on January 30, 2024 (11.59 pm, Eastern Time on January 29, 2024).

(2)
You may vote by telephone. You may vote your shares by following the "Phone" instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of David G. Kelly, Louise Barrett and Kevin Dalton as your proxy to vote your shares on your behalf in accordance with your telephone instructions. The telephone voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on January 30, 2024 (11.59 pm, Eastern Time on January 29, 2024).

(3)
You may vote by mail. You can vote by completing, dating and signing the proxy card provided to you and promptly mailing it in the provided postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone. We must receive the completed proxy card by 5.00 p.m., Irish time (12.00 p.m., Eastern Time), on January 29, 2024.

(4)
You may vote in person. If you attend the EGM, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the EGM. Ballots will be available at the EGM. You may obtain directions to the location of the EGM by requesting them in writing or by telephone as follows: c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, Phone: +353 1 9038354.

All proxies that are executed and delivered by mail or in person or are otherwise submitted online or by telephone will be voted on the matter set forth in the accompanying Notice of Extraordinary General Meeting of Shareholders in accordance with the shareholders' instructions. However, if no choice is specified on a proxy as to the proposal, the proxy will be voted in accordance with the board of directors' recommendations on the proposal as set forth in this proxy statement. All proxies will be forwarded to our registered office electronically.

After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the EGM by doing any one of the following things:

•
submitting a new proxy by following the "Online" or " Phone" instructions on the enclosed proxy card at a date later than your previous vote but prior to the voting deadline (which is 4.59 a.m., Irish time on January 30, 2024 (11.59 pm, Eastern Time on January 29, 2024));

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signing another proxy card and either arranging for delivery of that proxy card by mail to our registered office prior to the start of the EGM, or by delivering that signed proxy card in person at the EGM;

•
giving our Secretary a written notice before or at the EGM that you want to revoke your proxy; or

•
voting in person at the EGM.

Your attendance at the EGM alone will not revoke your proxy.

If the shares you own are held in "street name" by a bank, broker or other nominee record holder, which we collectively refer to in this proxy statement as "brokerage firms," your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because many brokerage firms are member organizations of the New York Stock Exchange (“NYSE”), the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it may still be able to vote your shares with respect to certain "discretionary" items. Proposal No. 1 is expected to be considered a discretionary item under NYSE rules and therefore your brokerage firm may be able to vote on that item even if it does not receive instruction from you, provided it holds your shares in its name. In the event a bank, broker or other nominee record holder determines that it does not have authority or otherwise does not exercise discretionary authority to vote on Proposal No. 1, it may deliver "broker non-votes" for such shares.

If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (December 12, 2023 to be admitted to the EGM. To be able to vote your shares held in street name at the EGM, you will need to request a "legal proxy" from the bank, broker or nominee.

Votes Required

One or more Members (as defined in our Constitution) whose name is entered in our register of members as a registered holder of our ordinary shares, present in person or by proxy (whether or not such Member actually exercises his voting rights in whole, in part or at all) holding not less than a majority of our issued and outstanding ordinary shares entitled to vote at the EGM, will constitute a quorum for the transaction of business at the EGM. Ordinary shares represented in person or by proxy (including any "broker non-votes" as described above) and shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for the purposes of determining whether a quorum is present at the EGM. The following votes are required for approval of the proposals being presented at the EGM:

Proposal No. 1: To grant the board of directors authority under Irish law to allot and issue an additional 5,000,000 ordinary shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. The affirmative vote of the holders of ordinary shares representing at least 75% of the votes cast on the matter and voting affirmatively or negatively is required in order to grant the board of directors authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance.

Shares that abstain from voting as to a particular matter and any broker non-votes will not be counted as votes in favor of such matter and will also not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on the proposal referenced above.

share ownership of certain beneficial owners and management

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of November 30, 2023 by:

(a)
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
(b)
each of our named executive officers;
(c)
each of our directors; and
(d)
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including share options that are exercisable within 60 days of November 30, 2023, restricted share units that vest within 60 days of November 30, 2023, shares issuable upon exercise of warrants within 60 days of November 30, 2023, and shares issuable upon exchange of our outstanding 6.500% exchangeable senior subordinated notes due 2025 (the “Exchangeable Notes”) (assuming physical settlement), which are exchangeable within 60 days of November 30, 2023. Our ordinary shares issuable pursuant to share options, restricted share units, warrants and Exchangeable Notes, but not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes, are deemed outstanding for computing the percentage of the person holding such share options, restricted share units, warrants or Exchangeable Notes and the percentage of any group of which the person is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all ordinary shares shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act of 1933, as amended. Percentage ownership is based on 13,418,477 ordinary shares outstanding on November 30, 2023. Except as otherwise set forth below, the address of the beneficial owner is c/o Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers:
Corey N. Fishman(1)	58,805	*
Michael Dunne, MD(2)	81,831	*
Judith M. Matthews(3)	8,927	*
Sailaja Puttagunta(4)	75,802	*
Mark Chin	18,306	*
Beth P. Hecht	18,839	*
Ronald M. Hunt(5)	425,029	3.1%
David G. Kelly(6)	54,323	*
All current executive officers and directors as a group (8 persons)(7)	741,862	5.4%
Principal Shareholders(8)	-	-

* less than 1%

(1) Consists of (a) 54,449 shares beneficially owned by Mr. Fishman, and (b) 4,356 shares issuable to Mr. Fishman pursuant to share options exercisable within 60 days of November 30, 2023.

(2) Consists of (a) 78,754 shares beneficially owned by Dr. Dunne, and (b) 3,077 shares issuable to Dr. Dunne pursuant to warrants exercisable within 60 days of November 30, 2023.

(3) Consists of (a) 8,135 shares beneficially owned by Ms. Matthews, and (b) 792 shares issuable to Ms. Matthews pursuant to share options exercisable within 60 days of November 30, 2023.

(4) Consists of (a) 4,969 shares beneficially owned by Dr. Puttagunta, (b) 8,333 shares issuable to Dr. Puttagunta pursuant to restricted share units that vest within 60 days of November 30, 2023, and (c) 62,500 shares issuable to Dr. Puttagunta pursuant to share options exercisable within 60 days of November 30, 2023.

(5) Consists of (a) 14,346 shares beneficially owned by Mr. Hunt, (b) 43,886 shares issuable to Mr. Hunt pursuant to share options exercisable within 60 days of November 30, 2023; and (c) (i) 71,445 shares reported as beneficially owned by New Leaf Venture III, L.P. (“NLV-III”), New Leaf Venture Associates III, L.P. (“NLVA-III LP”) and New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”), of which each such entity reports sole voting power with respect to 71,445 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 71,445 shares and shared dispositive power with respect to zero shares, (ii) 25,641 shares held by New Leaf Biopharma Opportunities II, L.P. (“NBPO-II”), New Leaf BPO Associates II, L.P. (“NBPO-IIA”) and New Leaf BPO Management II, L.L.C. (“NBPO-IIM”), of which each such entity reports sole voting power with respect to 25,641 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 25,641 shares and shared dispositive power with respect to zero shares, and (iii) 198,508 shares issuable to NLV-III and 71,203 shares issuable to NBPO-II on exchange of the Exchangeable Notes held by them and exchangeable within 60 days of November 30, 2023 (assuming physical settlement). NLVA-III LP is the general partner of NLV-III and NLVM-III LLC is the general partner of NLVA-III LP. NBPO-IIA is the general partner of NBPO-II and NBPO-IIM is the general partner of NBPO-IIA. Mr. Hunt, a member of our board of directors, and Vijay K. Lathi are individual managers of NLVM-III LLC and individual managers of NPBO-IIM, and as a result may be deemed to have shared power to vote and dispose of these shares. The address for each of the reporting persons other than Vijay K. Lathi is c/o New Leaf Venture Partners, 420 Lexington Avenue, Suite 408, New York, NY 10170. The address for Vijay K. Lathi is c/o New Leaf Venture Partners, 2730 Sand Hill Road, Suite 110, Menlo Park, CA 94025. We obtained certain of the information regarding beneficial ownership of these shares from Schedule 13D/A that was filed with the SEC on February 21, 2021.

(6) Consists of (a) 2,473 shares beneficially owned by Mr. Kelly and (b) 51,850 shares issuable to Mr. Kelly pursuant to share options exercisable within 60 days of November 30, 2023.

(7) Includes (a) 297,358 shares held by the current directors and executive officers and their affiliates, (b) 163,384 shares issuable to the current directors and executive officers pursuant to share options exercisable within 60 days of November 30, 2023, (c) 8,333 shares issuable to the current directors and executive officers pursuant to restricted share units that vest within 60 days of November 30, 2023, (d) 3,077 shares issuable to the current directors pursuant to warrants exercisable within 60 days of November 30, 2023, and (e) 269,711 shares issuable to affiliates of current directors on exchange of the Exchangeable Notes within 60 days of November 30, 2023 (assuming physical settlement).

(8) To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of our ordinary shares as of November 30, 2023.

MATTER TO BE VOTED ON

PROPOSAL NO. 1: LIMITED BOARD AUTHORITY TO OPT OUT OF STATUTORY PRE-EMPTION RIGHTS UNDER IRISH LAW

We are asking our shareholders to empower the board to allot and issue an additional 5,000,000 ordinary shares (including rights to acquire such shares) for cash without first having to offer them to all existing shareholders in accordance with the statutory pre-emption right under the Irish Companies Act 2014 which would otherwise apply to such issuances.

Overview

•
Under Irish law before a company can issue ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares, for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis. This is commonly referred to as the statutory pre-emption right.

•
The statutory pre-emption right can be dis-applied, or opted-out of, by approval of the shareholders in order to give boards the ability to more efficiently and cost-effectively access the capital markets. These opt-out approvals are typically valid for a maximum period of five years as allowable under Irish law.

•
This pre-emption opt-out approval is required solely because we are incorporated in Ireland. Companies incorporated in the United States are not subject to similar share issuance restrictions. Instead, U.S. investors generally appear to accept that companies often need to access capital markets quickly, and that potential concerns associated with affording boards flexibility in this respect are adequately protected against by other factors, including the Nasdaq shareholder approval requirements applicable to certain share issuances, which we are also subject to as a Nasdaq listed company.

•
Shareholder approval of the pre-emption opt-out proposal does not mean that our board would have no limits on future share issuances. We are subject to the full reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, and as such, approval of this authority would not exempt us from applicable Nasdaq shareholder approval requirements or compliance with applicable SEC disclosure rules and other regulations. For example, Nasdaq rules generally require shareholder approval in the following circumstances, which will continue to apply, even if the pre-emption opt-out is granted:

o
any issuance or potential issuance that will result in a “change of control” (generally a transaction which results in an investor or group of affiliated investors obtains a 20% interest in our voting securities or the right to obtain a 20% interest in our voting securities); and

o
issuances that exceed 20% of the pre-transaction total shares outstanding which are sold at a discount (meaning a price that is the lower than (1) the closing price immediately preceding the signing of the transaction agreement; or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the transaction agreement).

•
The granting of the pre-emption rights opt-out authority eliminates the competitive disadvantage we are placed at compared to non-Irish, Nasdaq listed public companies and the risks associated with seeking transaction-specific shareholder approvals or having to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming pro-rata rights offering.

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Pursuant to a resolution passed at our extraordinary general meeting held on January 28, 2021, our board is currently authorized to allot and issue up to 20,000,000 ordinary shares and 100,000,000 preferred shares (the "Previously Exempt Shares") for cash without first offering those shares to our existing shareholders under the pre-emption opt out authority until January 26, 2026 (the "Existing Pre-Emption Authority").

•
In May 2023 at our annual general meeting of shareholders (the "AGM"), our shareholders granted our board of directors authority to allot up to an additional 60,000,000 ordinary shares for cash. As noted above, as required by Irish law, our shareholders must vote to waive or opt-out of the pre-emptive rights related to these additional 60,000,000 ordinary shares. We asked our shareholders to approve the disapplication of statutory pre-emption rights over the additional 60,000,000 ordinary shares and extend the Existing Pre-Emption Authority for the Previously Exempt Shares for a period of five years from the date of the AGM (the "AGM Proposal") but we did not receive approval for this proposal at the AGM. We asked our shareholders again to approve the disapplication of statutory pre-emption rights over the additional 60,000,000 ordinary shares and extend the Existing Pre-Emption Authority for the Previously Exempt Shares for a period of five years (the “Prior EGM Proposal”) at our extraordinary general meeting on August 1, 2023 (the "August EGM"). Although we received over 62% support of the votes cast on the Prior EGM Proposal at the August EGM, we did not receive the affirmative vote of at least 75% of the votes cast as required under Irish law for the passing of special resolutions.

•
After evaluating our expected short-term capital requirements and shareholder feedback following the August EGM, in the current proposal, we are asking shareholders to approve the issue and allotment of an additional 5,000,000 ordinary shares for cash without first offering those shares to our existing shareholders, with such authority expiring 18 months from the passing of the below resolution, as the Existing Pre-Emption Authority is not adequate for our capital requirements in the short term. Accordingly, this Proposal No. 1 is much more limited than the AGM Proposal and the Prior EGM Proposal. We believe that this Proposal No. 1 represents an appropriate balance between our need to flexibly execute on our business plans and strategy in the short term and shareholder concerns around dilution resulting from issuances of shares for cash.

Certain Effects of this Proposal

If Proposal No. 1 is approved, it will give us more flexibility to issue shares, including through capital raises, and to continue to fund our development operations.

•
Based on our current business plans and strategy we expect that we will need to raise additional capital. Our specific capital requirements in the short term will depend on numerous factors, including, without limitation, the timing and costs associated with completing our ongoing Phase 3 clinical trial evaluating oral sulopenem for the treatment of uncomplicated urinary tract infection ("uUTI") in adult women and the potential resubmission of our new drug application (“NDA”) for oral sulopenem to the U.S. Food and Drug Administration; the amount and timing of any payments we may be required to make in connection with the repayment of the 6.500% exchangeable senior subordinated notes due 2025 (the "Exchangeable Notes"); the outcome, timing and costs of seeking regulatory approvals, including with respect to the potential resubmission of our NDA for oral sulopenem for the treatment uUTI in adult women; upon the approval of an NDA, if any, the costs of establishing commercial manufacturing arrangements; the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; the cost of any pre-commercialization or commercialization efforts we undertake, if any; and the timing, receipt, and amount of revenues or royalties, if any, from any approved drug candidates.

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As of September 30, 2023, we had cash, cash equivalents and short-term investments of $35.9 million. Based on our current operating plan, we expect that our current cash, cash equivalents and short-term investments will be sufficient to fund our operations into the third quarter of 2024. As such, our future viability beyond the second quarter of 2024, including through potential approval of oral sulopenem, is dependent on our ability to raise additional capital to finance our operations, with an equity raise being likely the most viable option available. If we do not have the ability to raise additional capital, including through the issuance of shares for cash, to fund our operating expenses beyond the second quarter of 2024, the Company will be severely limited in its ability to continue as a going concern.

•
Approval of Proposal No. 1 would provide us with the ability to more efficiently and cost-effectively access the capital that we believe is necessary for us to continue to execute on our business plans and strategy in the short term.

•
Our board of directors and management rely heavily on having the flexibility to quickly take advantage of opportunities to raise capital through share issuances for cash to fund the execution of our business plans and strategy.

If Proposal No. 1 is not approved, our ability to raise additional capital and continue growing our business would be severely limited.

•
We are currently severely limited in the number of authorized and unissued shares we can offer for cash under our existing authority granted on January 28, 2021. If Proposal No. 1 is not approved, we would be limited under our existing authority to issuing only 5,006,144 ordinary shares (or rights to acquire such ordinary shares) for cash until January 26, 2026 without first offering such ordinary shares to our existing shareholders, based on the amount of authorized ordinary shares unissued or unreserved and therefor available for issuance under our existing authority as of November 30, 2023.

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As of September 30, 2023, we had cash, cash equivalents and short-term investments of $35.9 million, and as of November 14, 2023, we expected that our existing cash resources would be sufficient to enable us to fund our operations into the third quarter of 2024. Based solely on the last reported sale price of our ordinary shares on Nasdaq on November 30, 2023 of $1.88 per share, and assuming we issue for cash the maximum number of ordinary shares we are currently authorized to issue for cash pursuant to our existing authority, the maximum aggregate gross cash proceeds that we could potentially raise is $9.4 million. We currently have no specific plans, arrangements or understandings to issue the additional ordinary shares for cash and there can be no assurance that we would be able to raise such funds were we to attempt to do so. Moreover, given our recent share price, even if we were able to sell equity securities to fund our operations up to our current opt-out authority, we do not believe that such funds would be sufficient to allow us to become and remain profitable.

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We believe the requirement to conduct a rights offering in connection with our future equity-capital raising activities would negatively impact the price at which we are able to sell our shares and could potentially result in greater dilution to our non-participating existing shareholders, or require us to seek alternative funding arrangements which may be unavailable or only available on unfavorable terms. Our inability to raise funds efficiently when needed or on favorable terms may cause investors to lose confidence in us, which may cause our share price to decline. Without the ability to efficiently raise equity capital to fund our operations, we may be required to delay, limit, reduce or terminate our development program or grant rights to develop and market product candidates that we would otherwise prefer to develop ourselves.

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Our board of directors can still issue the 60,000,000 ordinary shares which were approved at the AGM in May 2023 even without approval of the pre-emption opt-out proposal. However, such issuances would entail more onerous, drawn out and costly processes, particularly given our very large shareholder base. For example, if the pre-emption opt-out proposal is not approved, in any capital raising transaction where we propose to issue shares (including rights to acquire shares) for cash consideration, we would be required to first offer those shares to all of our existing shareholders in a time-consuming pro-rata rights offering, which would (i) disadvantage us compared to non-Irish Nasdaq listed companies, (ii) significantly encumber and increase the cost of our capital-raising process and (iii) dramatically increase the timetable for completing any such financing transaction.
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Principal and interest on the outstanding Exchangeable Notes become due on January 31, 2025. We may not have enough available cash or be able to obtain financing at that time and, if Proposal No. 1 is not approved, we may not be able to continue to finance our operations up until that time. Our failure to make repayments when due would constitute a default under the indenture governing the Exchangeable Notes. A default under that indenture could also lead to a default under any agreements governing our future indebtedness.

The statutory pre-emption right applies only to share issuances for cash consideration; accordingly, it does not apply where we issue shares for non-cash consideration (such as in a share exchange transaction or in any transaction in which property other than cash is received by us in payment for shares) or, where we issue shares to employees pursuant to our employee equity compensation plans.

The text of the resolution in respect of this proposal is as follows:

“THAT, without prejudice to the existing authority to opt out of statutory pre-emption rights under Irish law conferred by Shareholders at the Company's extraordinary general meeting on January 28, 2021, the Company's directors be and are, with effect from the passing of this resolution, hereby empowered pursuant to Section 1023 of the Irish Companies Act 2014 to allot equity securities (including rights to acquire equity securities) within the meaning of the said Section 1023 for cash pursuant to the authority conferred by Shareholders at the Company's annual general meeting on May 3, 2023 as if Section 1022 of the Irish Companies Act 2014 did not apply to any such allotment, provided that this authority shall be limited to the allotment of equity securities up to an aggregate nominal amount equal to $50,000 (5,000,000 ordinary shares) and, the authority conferred by this resolution shall expire eighteen months from the passing of this resolution, unless previously renewed, varied or revoked and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Company's directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.”

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THIS PRE-EMPTION OPT-OUT PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE PRE-EMPTION OPT-OUT PROPOSAL.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the EGM. If any other business is properly brought before the EGM, proxies will be voted in accordance with the judgment of the persons named therein.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. In addition to the solicitation of proxies by mail, we expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. Our directors, officers and employees may also, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual and Extraordinary Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that unless otherwise instructed only one copy of our proxy statement or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of any such document to any shareholder upon request submitted in writing to us at Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, Attention: Investor Relations, or orally by calling +353 1 9038354. Any shareholder who wants to receive separate copies of the proxy statement or Notice of Internet Availability of Proxy Materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or phone number.

Shareholder Proposals for 2024 Annual General Meeting of Shareholders

Proposals of shareholders intended to be presented at our 2024 annual general meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act needed to be received by us at our offices at c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, by no later than November 17, 2023, in order to be included in the proxy statement and proxy card relating to that meeting.

In addition, shareholders who intend to present matters for action at our 2024 annual general meeting or nominate directors for election to our board of directors (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Constitution. For such matters under our Constitution, proper written notice must be received by our secretary at our registered office at the address noted above, no earlier than November 17, 2023 and no later than December 17, 2023; except if the date of the 2024 annual general meeting is changed by more than thirty (30) days from the first anniversary date of the 2023 Annual General Meeting, the shareholder's notice must be so received not earlier than one hundred and twenty (120) days prior to such annual general meeting and not later than the close of business on the later of (i) the 90th day prior to such annual general meeting or (ii) the 10th day following the day on which a public announcement of the date of the annual general meeting is first made.

In addition to satisfying the requirements of the advance notice provisions of our Constitution, shareholders who intend to solicit proxies in support of director nominees other than our nominees at our 2024 annual general meeting must provide us with the information required by Rule 14a-19(b) under the Exchange Act. To be timely, such notice must be provided to our offices at c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, no later than March 4, 2024; except if the date of the 2024 annual general meeting is changed by more than thirty (30) days from the first anniversary date of the 2023 Annual General Meeting, the shareholder's notice must be so received by the later of sixty (60) calendar days prior to the date of the 2024 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made by us.

Important Notice of the Internet Availability of Proxy Materials for the Extraordinary General Meeting:

The Notice and Proxy Statement are available at https://central.proxyvote.com/pv/web.

SCAN TO VIEW MATERIALS & VOTE ITERUM THERAPEUTICS PLC FITZWILLIAM COURT, 1st FLOOR LEESON CLOSE DUBLIN 2, IRELAND ITERUM THERAPEUTICS PLC The Board of Directors recommends you vote FOR the following proposal: VOTE ONLINE -www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 4:59 a.m., Irish time on January 30, 2024 (11:59 p.m., Eastern time on January 29, 2024). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 4:59 a.m., Irish time on January 30, 2024 (11:59 p.m., Eastern time on January 29, 2024). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive the completed proxy card by 5:00 p.m., Irish time (12:00 p.m., Eastern time) on January 29, 2024. V26745-S77939 For Against Abstain 1. To grant the board of directors authority under Irish law to allot and issue an additional 5,000,000 ordinary shares (including rights to acquire shares) !!! for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. Note: If any other matters properly come before the meeting or any adjournment thereof, the person(s) named in this proxy will vote in their discretion in accordance with applicable law or rule. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Proxy Materials are available at www.proxyvote.com. V26746-S77939 ITERUM THERAPEUTICS PLC Extraordinary General Meeting of Shareholders January 30, 2024 3:00 PM Irish time 3 Dublin Landings North Wall Quay Dublin 1, Ireland This proxy is solicited by the Board of Directors The undersigned shareholder(s), revoking all prior proxies, hereby appoint(s) David G. Kelly, Louise Barrett and Kevin Dalton, or any of them, as proxies, each with the power of substitution, and hereby authorise(s) them to represent and vote all of the ordinary shares of Iterum Therapeutics plc that the undersigned is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Extraordinary General Meeting of Shareholders of Iterum Therapeutics plc to be held on January 30, 2024, or at any postponement or adjournment thereof. A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Extraordinary General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than David G. Kelly or Louise Barrett or Kevin Dalton, please contact our Company Secretary. Any such nominated proxy must attend the Extraordinary General Meeting in person in order for your votes to be cast. Shares represented by this proxy will be voted by the Proxies in the manner directed. If no such directions are indicated, the Proxies will have authority to vote FOR the Proposal. In their discretion, the Proxies are authorised to vote upon such